 EXHIBIT 99.8

AMENDMENT TO THE

VRDP SHARES FEE AGREEMENT

AMENDMENT TO THE VRDP SHARES FEE AGREEMENT dated as of June 22, 2022 (this “Amendment”)

BETWEEN:

(1) BLACKROCK MUNIYIELD QUALITY FUND III, INC., a closed-end investment company organized as a Maryland corporation, as issuer (the “Fund”); and

(2) THE TORONTO-DOMINION BANK, ACTING THROUGH ITS NEW YORK BRANCH, a national banking association, including its successors and assigns, as liquidity provider (the “Liquidity Provider”).

WHEREAS:

The Fund issued its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”) pursuant to the Articles Supplementary Establishing and Fixing the Rights and Preferences of the VRDP Shares, dated as of May 17, 2011, as amended from time to time (the “Articles Supplementary”);

The Fund entered into the VRDP Shares Fee Agreement with the Liquidity Provider, dated as of June 16, 2020 (the “VRDP Shares Fee Agreement”), relating to the VRDP Shares;

The Fund has designated a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Articles Supplementary. The Special Rate Period will commence on June 22, 2022 and will end on June 21, 2023, unless extended, and all references to “Special Rate Period” in this Amendment shall be to such Special Rate Period; and

The Fund and the Liquidity Provider wish to modify certain provisions of the VRDP Shares Fee Agreement in respect of the rights and obligations of the Fund and the Liquidity Provider under the VRDP Shares Fee Agreement during the Special Rate Period as set forth herein.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Fee Agreement.

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ARTICLE II

MODIFICATION TO THE VRDP SHARES FEE AGREEMENT

SECTION 2.01. Definitions.

The following definitions shall be added to Section 1.01 of the VRDP Shares Fee Agreement:

“Current Notice of Special Rate Period” means the Notice of Special Rate Period dated June 22, 2022, as amended from time to time.

“Current Special Rate Period” means the current Special Rate Period for the VRDP Shares designated in accordance with the Statement.

SECTION 2.02. Current Special Rate Period.

The following is added as Section 2.08 of the VRDP Shares Fee Agreement:

SECTION 2.08. Current Special Rate Period

The terms set forth in Schedule III hereto shall be applicable during the Current Special Rate Period and such terms shall supersede any other terms, provisions or obligations set forth in this Agreement during the Current Special Rate Period. Schedule III shall have no force or effect after the last day of the Current Special Rate Period and the terms and provisions therein shall be deemed deleted and removed from this Agreement in its entirety thereafter without any further action from the Fund or the Liquidity Provider.

SECTION 2.03. No Amendment or Certain Other Actions Without Consent of the Liquidity Provider.

The first sentence of Section 6.02 of the VRDP Shares Fee Agreement is hereby deleted in its entirety and replaced with the following:

Without the prior written consent of the Liquidity Provider, which prior written consent shall be determined in the Liquidity Provider’s good faith discretion, the Fund will not agree or consent to any amendment, supplement, modification or repeal of any Related Document to which it is a party (or to which its consent is required because such Related Document constitutes an organizational document of the Fund or otherwise) or provision therein, nor waive any provision thereof; provided further, that so long as TD together with any of its Affiliates individually or in the aggregate own 100% of the Outstanding VRDP Shares, the Fund shall not amend the Notice of Special Rate Period.

SECTION 2.03. Ratings.

The first sentence of Section 6.05 of the VRDP Shares Fee Agreement is hereby deleted in its entirety and replaced with the following:

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The Fund will use its reasonable best efforts to maintain a long-term preferred share rating of the VRDP Shares of Aa2 by Moody’s or a long-term preferred share rating of the VRDP Shares of AAA by Fitch (or the highest equivalent ratings category for preferred shares furnished by at least one Rating Agency).

SECTION 2.04. Schedule III.

Annex A of this Amendment is added as Schedule III of the VRDP Shares Fee Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article III are given hereunder by the Fund to the Liquidity Provider on the date hereof.

SECTION 3.01. Existence.

The Fund is validly existing as a corporation under the laws of the State of Maryland, with full right and power to execute, deliver and perform its obligations under this Amendment.

SECTION 3.02. Authorization; Contravention.

The execution, delivery and performance by the Fund of this Amendment are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund, except for such violations or contraventions which would not have a material adverse effect on the Fund’s ability to pay when due and otherwise perform its obligations under this Amendment; provided, however, that the foregoing exception shall not apply to any violation or contravention of the Fund’s charter.

SECTION 3.03. Binding Effect.

This Amendment constitutes a valid and binding agreement of the Fund, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 3.04. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency or bureau required to be obtained in connection with the execution, delivery, performance, validity or enforceability against the Fund of this Amendment have been obtained and are in full force and effect.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE LIQUIDITY PROVIDER

The representations and warranties set out in this Article IV are given hereunder by the Liquidity Provider to the Fund on the date hereof.

SECTION 4.01. Existence.

The Liquidity Provider is a national banking association duly organized and validly existing under the laws of the United States. The Liquidity Provider has all requisite power and authority to execute and deliver, and to perform its obligations under, this Amendment.

SECTION 4.02. Authorization; Contravention.

The execution, delivery and performance by the Liquidity Provider of this Amendment are within the Liquidity Provider’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Liquidity Provider or result in the creation or imposition of any lien or encumbrance on any asset of the Liquidity Provider, except for such violations or contraventions which would not have a material adverse effect on the Liquidity Provider’s ability to pay when due and otherwise perform its obligations under this Amendment; provided, however, that the forgoing exception shall not apply to any violation or contravention of the Liquidity Provider’s charter.

SECTION 4.03. Binding Effect.

This Amendment constitutes a valid and binding agreement of the Liquidity Provider, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 4.04. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency or bureau required to be obtained in connection with the performance of the Liquidity Provider under, or the execution, delivery by, or the validity or enforceability against, the Liquidity Provider of, this Amendment have been obtained and are in full force and effect.

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ARTICLE V

MISCELLANEOUS

SECTION 5.01. Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party. Any assignment without such prior written consent shall be void.

SECTION 5.02. Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 5.03. Waiver of Jury Trial.

The Fund and the Liquidity Provider hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Amendment.

SECTION 5.04. Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 5.05. Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 5.06. Consents.

The Fund hereby consents to the Liquidity Provider entering into the amendment to the VRDP Shares Purchase Agreement, dated as of June 22, 2022, between the Tender and Paying Agent and the Liquidity Provider.

The Toronto-Dominion Bank, acting through its New York branch, in its individual capacity and its capacity as Liquidity Provider, hereby consents to the Fund entering into this Amendment, the amendment to the VRDP Shares Remarketing Agreement, dated as of June 22, 2022, the amendment to the Tender and Paying Agent Agreement, dated as of June 22, 2022, and the Current Notice of Special Rate Period.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD QUALITY FUND III, INC., as Issuer

By:	/s/ Jonathan Diorio
Name:	Jonathan Diorio
Title:	Vice President

THE TORONTO-DOMINION BANK, ACTING THROUGH ITS NEW YORK BRANCH, as Liquidity Provider

By:	/s/ Robert C. Franciscus
Name:	Robert C. Franciscus
Title:	Authorized Signature

[Signature Page – MYI Amendment to Fee Agreement]

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Annex A

SCHEDULE III

TERMS OF THE CURRENT SPECIAL RATE PERIOD

ARTICLE I OF SCHEDULE III

DEFINITIONS

The following defined terms shall apply to the VRDP Shares Fee Agreement only during the Current Special Rate Period:

“Affiliate” means, for purposes of Section 3.01, 3.02 and 3.04 of this Schedule III, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, trustee officer, employee or general partner (a) of such Person, (b) of any majority-owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 25% of the securities having ordinary voting power for the election of directors or trustees of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For the avoidance of doubt, the term “Affiliate” shall include a TOB Trust of which TD and/or one or more of its Affiliates collectively owns a majority of the residual interests.

“Applicable Law” means the laws of the State of Maryland (including, without limitation, the Maryland General Corporation Law) and the federal law of the United States of America (including, without limitation, the 1940 Act).

“TD” means, unless the context indicates otherwise, Toronto-Dominion Bank, Acting Through its New York Branch, in its individual capacity and not in its capacity as Liquidity Provider.

“Maximum Rate,” “Special Rate Period Commencement Date,” “SRP Applicable

Rate” and “SRP Calculation Date” shall have the meaning given to such terms in the Current

Notice of Special Rate Period.

ARTICLE II OF SCHEDULE III

FEES DURING CURRENT SPECIAL RATE PERIOD; SCHEDULED TERMINATION

DATE; CALCULATION OF DIVIDENDS

(a) Section 2.05 of the VRDP Shares Fee Agreement shall be amended by replacing the fee rate of 0.80% of 101.85% with a fee rate of 0.00% of 101.85% for each day during the Current Special Rate Period.

(b) Section 2.07 of this Agreement shall not be applicable during the Current Special Rate Period.

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(c) For the avoidance of doubt, during the Current Special Rate Period, the dividend rate on the VRDP Shares shall be calculated in accordance with the Current Notice of Special Rate Period.

(d) During the Current Special Rate Period, Beneficial Owners and Holders shall not have the right to tender their VRDP Shares for Remarketing pursuant to an Optional Tender.

(e) During the Special Rate Period, the provisions of the Statement relating to Mandatory Tender Events, Mandatory Tenders, Mandatory Purchase Events and Mandatory Purchases shall be inapplicable.

ARTICLE III OF SCHEDULE III

ADDITIONAL PROVISIONS APPLICABLE DURING CURRENT SPECIAL RATE

PERIOD

Except as otherwise expressly provided herein, each of the provisions of this Article III of Schedule III shall be applicable only during the Current Special Rate Period.

SECTION 3.01. Voting Rights.

(a) From (and including) the first day of the Current Special Rate Period to (and excluding) the last day thereof, and for so long as TD together with any of its Affiliates individually or in the aggregate own at least 20% of the Outstanding VRDP Shares and the Fund has not failed to pay dividends on the VRDP Shares for two years, TD, to the extent it owns any VRDP Shares, shall enter into and maintain, and cause such Affiliates that own any VRDP Shares to enter into and maintain, in full force and effect a voting trust agreement in substantially the form attached as Appendix A to this Schedule III (a “Voting Trust Agreement”) and thereby convey into the voting trust governed by the Voting Trust Agreement (the “Voting Trust”), the right to vote all of its VRDP Shares owned by it and such Affiliates as of the first day of the Current Special Rate Period or acquired any time thereafter and so owned, with respect to:

(i) the election of the two members of the Board for which Holders of VRDP Shares are exclusively entitled to vote under Section 18(a)(2)(C) of the 1940 Act and all other rights given to Holders of VRDP Shares with respect to the election of the Board of the Fund;

(ii) any matters submitted to a vote of the shareholders of the Fund that do not relate to (i) the authorization, creation or issuance of any class or series of shares ranking prior to the VRDP Shares of the Fund with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, or (ii) the amendment, alteration or repeal of the provisions of (a) the Charter, (b) the Statement, (c) any notice of special rate period establishing and fixing, in whole or in part, the rights and preferences of any VRDP Shares of the Fund during the special rate period applicable to such VRDP Shares, or (d) any supplement to the Statement during any mode or similar special rate period applicable to the VRDP Shares, in each case, of the Fund, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of the VRDP Shares or the Holders or the Beneficial Owners thereof; and;

(iii) any matters described in 12 C.F.R. § 225.2(q)(1);

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Each voting right set forth in clauses (i) through (iii) above is referred to herein as a “Voting Right.”

(b) At all times that Voting Rights are subject to the Voting Trust Agreement, TD or its Affiliate or designee will be the registered owner or Beneficial Owner of the VRDP Shares. If any dividend or other distribution in respect of the VRDP Shares is paid, such dividend or distribution will be paid directly to TD or its Affiliate or designee owning such VRDP Shares; provided that any additional VRDP Shares subsequently acquired by TD or its Affiliate will become part of the VRDP Shares covered by the Voting Trust Agreement.

(c) The Voting Rights of TD and its Affiliates shall remain subject to the Voting Trust Agreement during the Current Special Rate Period for so long as TD and its Affiliates collectively are the Beneficial Owners in the aggregate of 20% or more of the Outstanding VRDP Shares.

(d) At all times that the Voting Rights are subject to the Voting Trust Agreement, TD, to the extent it is a Beneficial Owner of any VRDP Shares, shall irrevocably appoint and constitute, and shall cause each of its Affiliates that are Beneficial Owners of any VRDP Shares (other than a TOB Trust to the extent TD or an Affiliate (other than such trust) thereof and not such trust exercises the Voting Rights in respect of the VRDP Shares held by such trust) to irrevocably appoint and constitute the trustee under the Voting Trust Agreement (the “Trustee”) as its attorney-in-fact and agrees, and agrees to cause each of such Affiliates, to grant the Trustee one or more irrevocable proxies with respect to the Voting Rights and further agrees, and agrees to cause each of such Affiliates, to renew any such proxies that may lapse by their terms while the VRDP Shares are still subject to the Voting Trust Agreement.

(e) Notwithstanding the above provisions of this Section 3.01, upon the transfer of VRDP Shares during the Current Special Rate Period by TD or any Affiliate thereof to any third party (other than a transfer to an Affiliate thereof, in which case such VRDP Shares shall remain subject to the Voting Trust Agreement), such VRDP Shares shall no longer be subject to the Voting Trust Agreement.

(f) Without the prior written consent of the Fund (such consent not to be unreasonably withheld or delayed), TD will not agree or consent, and agrees to cause its Affiliates not to agree or consent, to any amendment, supplement, modification or repeal of the Voting Trust Agreement, nor waive any provision thereof, if any such amendment, supplement, modification, repeal or waiver would (i) adversely affect the conveyance into the Voting Trust of all Voting Rights in respect of the VRDP Shares beneficially owned by TD or its Affiliates or the voting of such VRDP Shares in accordance with the Voting Trust Agreement and this Agreement or (ii) replace or change the Voting Consultant (as defined in the Voting Trust Agreement) or the Trustee with a Voting Consultant or Trustee who is an Affiliate of (as defined in the Voting Trust Agreement), or is not Independent from (as defined in the Voting Trust Agreement), TD, or terminate the Voting Consultant or Trustee, in each case in effect at the start of the Current Special Rate Period.

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SECTION 3.02. Disposition of VRDP Shares.

(a) TD shall not, and shall cause its Affiliates not to, sell, transfer or otherwise dispose of (including, for the avoidance of doubt, through repurchase agreements and collateral pledge arrangements) any or all of the VRDP Shares owned (legally or beneficially) by it during the Current Special Rate Period without the prior consent of the Fund, unless any such sale, transfer or disposition is made in accordance with Section 3.02(b) of this Schedule III and the terms of the Current Notice of Special Rate Period.

(b) Notwithstanding Section 2.03 of this Agreement or Section 2(n) of the VRDP Shares Remarketing Agreement, subject to paragraph (f) below, TD and its Affiliates may sell any or all of the VRDP Shares owned by it only to Persons that TD reasonably believes are QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange (“Closed-End Funds”), banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly owned subsidiaries) or registered open-end management investment companies. The foregoing restrictions on transfer shall not apply to any VRDP Shares that may be registered in the future under the Securities Act or any subsequent transfer of such VRDP Shares thereafter. Notwithstanding the foregoing, the Fund shall have the right of first refusal in accordance with the Right of First Refusal Procedures on all proposed transfers of Outstanding VRDP Shares from TD or an Affiliate thereof to an unaffiliated third party which will upon settlement result in such unaffiliated third party holding and having purchased directly or indirectly in a series of related transactions (with the actual knowledge of TD) (or TD’s Affiliates in the aggregate), more than 25% of the Outstanding VRDP Shares. Any transfer in violation of this Section 3.02 shall be void ab initio.

(c) In connection with the right of first refusal set forth in Section 3.02(b) of this Schedule III, the following procedures shall apply (the “Right of First Refusal Procedures”):

(i) TD shall notify the Fund by Electronic Means of any proposed sale of VRDP Shares which would entitle the Fund to exercise its right of first refusal and such notification shall include the name and contact information of the prospective purchaser, the number of VRDP Shares subject to the proposed sale and the proposed sale price;

(ii) if the Fund wishes to exercise its right of first refusal, TD must be notified of such election by the Fund by Electronic Means within three Business Days after delivery of notice from TD pursuant to subparagraph (i) above (not counting the day of delivery), and the price to be paid by the Fund with respect to such transfer will be the lesser of the (x) Liquidation Preference plus accrued and unpaid dividends and (y) the proposed sale price to the unaffiliated third party, provided, however, the price to be paid by the Fund with respect to any sale of the residual interests in a TOB Trust or any sale of VRDP Shares by any TOB Trust to anyone other than TD or its Affiliates shall be at the proposed sale price;

(iii) the exercise of the right of first refusal by the Fund pursuant to subparagraph (ii) above shall be deemed to be the trade date for the purchase of the VRDP Shares by the Fund from TD or its Affiliate, as the case may be, and the sale shall settle within 30 days after such trade date or, if the 30th day after such trade date is not a Business Day, then the next Business Day after such 30th day;

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(iv) if TD does not receive an affirmative response from the Fund pursuant to subparagraph (ii) above within the required time frame, such right of first refusal shall be deemed rejected by the Fund;

(v) any VRDP Shares purchased by the Fund pursuant to its exercise of the right of first refusal in subparagraph (ii) above shall not be subject to the limitations of Section 6.15 of this Agreement, provided such VRDP Shares shall be cancelled by the Fund within one Business Day after settlement of such purchase to the extent the Fund, together with the Investment Adviser and accounts or entities over which the Fund or the Investment Adviser exercises discretionary authority, owns or controls in the aggregate more than 25% of the Outstanding VRDP Shares; and

(vi) all purchases of VRDP Shares pursuant to the Fund’s right of first refusal shall be made only out of legally available funds for the redemption of shares of the Fund under Applicable Law and the Statement and otherwise in accordance with Applicable Law and the Statement.

(d) Notwithstanding the foregoing, in connection with the extension of, or the failure to extend, the Scheduled Termination Date in accordance with the terms of the VRDP Shares Purchase Agreement, any VRDP Shares beneficially owned by TD or any of its Affiliates will be deemed automatically tendered for Remarketing and, if not successfully remarketed, will be deemed owned by the Liquidity Provider and subject to redemption, on the terms set forth in the Current Notice of Special Rate Period and in the Related Documents.

SECTION 3.03. Rating Agencies.

(a) Notwithstanding Section 6.05 of this Agreement, during the Current Special Rate Period, the Fund will use its reasonable best efforts to maintain a long-term preferred share rating of the VRDP Shares by at least one Rating Agency, provided that the Fund shall not be required to maintain such rating at any specific ratings category level.

(b) During the Current Special Rate Period, there shall be no consequences, penalties or notices with respect to the withdrawal of the VRDP Shares’ short-term preferred shares ratings by a Rating Agency.

(c) Notwithstanding Section 5(d) of the Statement, the Board, without the approval of the Liquidity Provider or TD, may terminate the services of any Rating Agency then providing a rating for the VRDP Shares and replace it with another NRSRO, provided that the Fund provides seven (7) days’ notice by Electronic Means to the Liquidity Provider or TD prior to terminating the services of a Rating Agency and replacing it with another NRSRO that, at the time of such replacement has (i) published a rating for the VRDP Shares and (ii) entered into an agreement with the Fund to continue to publish such rating subject to such NRSRO’s customary conditions.

(d) (i) The Board, without the approval of the Liquidity Provider or TD, may terminate the services of any Rating Agency then providing a rating for the VRDP Shares without replacement, provided that (A) the Fund has given the Tender and Paying Agent, and such terminated Rating Agency and the Liquidity Provider or TD at least 45 calendar days’ advance written notice of such termination of services, (B) the Fund is in compliance with the Rating Agency Provisions of such terminated Rating Agency at the time the notice required in the preceding clause (A) is given and at the time of the termination of such Rating Agency’s services, and (C) the VRDP Shares continue to be rated by at least two Rating Agencies at and after the time of the termination of such Rating Agency’s services.

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(ii) On the date that the notice is given as described in clause (A) of the preceding Section 3.03(c)(i) and on the date that the services of the applicable Rating Agency are terminated, the Fund shall provide the Tender and Paying Agent and such terminated Rating Agency with an officers’ certificate as to the compliance with the provisions of the preceding Section 3.03(c)(i).

(e) In the event that during the Current Special Rate Period a Rating Agency ceases to furnish a preferred share rating or the Fund terminates a Rating Agency in accordance with Section 3.03(c) or Section 3.03(d) of this Schedule III, the Fund shall no longer be required to comply with the applicable Rating Agency Provisions of the Rating Agency so ceasing to furnish a preferred share rating or so terminated and, as applicable, the Fund shall be required to thereafter comply only with the Rating Agency Provisions of each Rating Agency then providing a rating for the VRDP Shares at the request of the Fund, and any credit rating of such terminated Rating Agency, to the extent it would have been taken into account in any of the provisions for such VRDP Shares during the Current Special Rate Period, shall be disregarded, and only the credit ratings of the Rating Agencies then providing a rating for the VRDP Shares shall be taken into account for purposes of the VRDP Shares, provided that, for purposes of determining the SRP Applicable Rate applicable to a SRP Calculation Period, any designation of a Rating Agency after the SRP Calculation Date for such SRP Calculation Period will take effect on or as of the next succeeding SRP Calculation Date.

SECTION 3.04. Information Reporting.

(a) The Fund agrees that, during the Current Special Rate Period and so long as TD or any Affiliate thereof is the beneficial owner of any Outstanding VRDP Shares, it will deliver, or direct the Tender and Paying Agent to deliver, to TD and any such affiliate:

(i) on the fifteenth (15th) day of each calendar month (each a “Portfolio Reporting Date”), the information set forth in Appendix B to this Schedule III as of the end of the last Business Day of the calendar month immediately preceding the Portfolio Reporting Date;

(ii) on each Monday, provided that if a Monday is not a Business Day, then the next succeeding Business Day, the information set forth in Appendix C to this Schedule III and a calculation of the Effective Leverage Ratio and the Minimum VRDP Shares Asset Coverage of the Fund, in each case, as of the close of business on the immediately preceding Business Day; and

(iii) upon the failure of the Fund to maintain the Minimum VRDP Shares Asset Coverage as required by Section 6 of Part I of the Statement or the Effective Leverage Ratio as required by Section 6.18 of this Agreement, notice of such failure within one (1) Business Day of the occurrence thereof.

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(b) Section 6.01(g) of this Agreement shall be inapplicable with respect to any amendments of the Related Documents that has been consented to by the Liquidity Provider.

(c) Section 6.01(r) of this Agreement shall not be applicable during the Current Special Rate Period.

(d) During the Current Special Rate Period, the Fund will deliver to TD notice of the Fund’s failure to declare a dividend on the VRDP Shares on any day no later than 11:00 a.m. (New York City time) on the Business Day after the occurrence of such failure.

SECTION 3.05. The Current Notice of Special Rate Period and Ambiguities

(a) During the Current Special Rate Period, the terms and provisions of the Notice of Current Special Rate Period shall be deemed a part of the Statement.

(b) In the event of any conflict between the terms of the Current Notice of Special Rate Period and the terms of this Schedule III or the Related Documents (as amended by any amendments thereto), the terms of the Current Notice of Special Rate Period shall govern.

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APPENDIX A TO SCHEDULE III

FORM OF VOTING TRUST AGREEMENT

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APPENDIX B TO SCHEDULE III

PORTFOLIO INFORMATION

Reporting as of: ____________

TOB Floaters: $_____________

CUSIP	Portfolio	Description	Market	Par Value	Rating State	Name Value
[●]	[●]	[●]	[●]	[●]	[●]	[●]

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APPENDIX C TO SCHEDULE III

EFFECTIVE LEVERAGE RATIO AND ASSET COVERAGE INFORMATION

EFFECTIVE LEVERAGE RATIO TEST

	Preferred Shares Outstanding –	☐
Accrued Dividends
	Total Preferred Liability	☐

	Preferred Shares Outstanding –	☐

VRDP
Accrued Dividends		☐
	Total Debt Senior Securities	☐

	Floaters Issued by Trust	☐

	Market Value of Total Assets	☐

Total Market Value of Total
Assets

NOTE: Derivative Termination
Value of Derivatives Contract

	Effective Leverage Ratio	☐

	Pass/Fail	☐

ASSET COVERAGE RATIO TEST

	Minimum VRDP Shares Asset	☐
Coverage
	Pass/Fail	☐

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